Exhibit 99.1

Rogers Appoints Ram Mayampurath Chief Financial Officer

Chandler, Arizona, April 29, 2021: Rogers Corporation (NYSE:ROG) announced today that Ram Mayampurath has been appointed to serve as the Company’s new Senior Vice President, Chief Financial Officer and Treasurer effective May 1, 2021. Mr. Mayampurath is replacing Michael Ludwig as CFO, whose retirement was previously announced. Mr. Ludwig will remain with the Company for a transition period prior to his retirement.

“Ram is a trusted advisor and an experienced finance leader who will transition smoothly into the CFO role,” commented Bruce D. Hoechner, Rogers’ President and CEO. “He has worked in leadership roles throughout the Company which has given him a strong understanding of Rogers’ business and all facets of our financial operations. I look forward to working closely with Ram in his new role to help drive Rogers’ growth and strategic execution.”

Mr. Mayampurath, 57, joined Rogers in November 2014 and has served in a variety of senior leadership positions with responsibilities for financial operations, financial planning and analysis, business transformation and treasury. Before Rogers, he served in divisional financial leadership roles at Royal Phillips Electronics from 2005 to 2014, which included international assignments. Mr. Mayampurath is a Chartered Accountant and holds an MBA from Southern Illinois University and a masters of global management from Thunderbird School of Global Management.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect and connect our world. Rogers delivers innovative solutions to help our customers solve their toughest material challenges. Rogers’ advanced electronic and elastomeric materials are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, industrial equipment and more. Headquartered in Chandler, Arizona, Rogers operates manufacturing facilities in the United States, Asia and Europe, with sales offices worldwide.

Media Contact:
Amy Kweder
Director, Corporate Communications
Phone: 480.203.0058
Email: amy.kweder@rogerscorporation.com

Investor Contact:
Steve Haymore
Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com

Website address: https://www.rogerscorp.com

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